Exhibit 10.12

REAL ESTATE MORTGAGE

Document No.

Return to and prepared by:

Kristin A. Roeper

Godfrey & Kahn, S.C.

780 N Water Street

Milwaukee, WI 53202

Parcel Number: 246-01540-0000

SKYLINE CORPORATION, an Indiana corporation (“Mortgagor”), mortgages, conveys and warrants to FIRST BUSINESS CAPITAL CORP. (“Mortgagee”), in consideration of all amounts now or hereafter owing by Mortgagor and its affiliates to Mortgagee under the Secured Obligations (as defined below), the real estate described below, together with all privileges, hereditaments, easements and appurtenances, all rents, leases, issues and profits, all awards and payments made as a result of the exercise of the right of eminent domain, and all existing improvements and fixtures (all called the “Property”). For purposes hereof, the “Secured Obligations” shall mean all obligations of the Mortgagor and its affiliates as evidenced by (i) that certain Note A dated March 20, 2015, in the stated principal amount of up to Ten Million Dollars ($10,000,000.00) executed by Mortgagor and its subsidiaries, Homette Corporation, Layton Homes Corp. and Skyline Homes, Inc. (collectively, the “Subsidiaries”), in favor of Mortgagee (the “Note”), and (ii) that certain Loan and Security Agreement dated as of March 20, 2015 among Mortgagee, the Subsidiaries and Mortgagor (the “Loan Agreement”).

1. Description of Property.

See Exhibit A attached hereto for legal description.

2. Title. Mortgagor warrants title to the Property, excepting only restrictions and easements of record, municipal and zoning ordinances, current taxes and assessments not yet due and any liens or encumbrances set forth on Exhibit B attached hereto (“Permitted Liens”).

3. Mortgage As Security. This Mortgage secures prompt payment to Mortgagee of the sum stated in the first paragraph of this Mortgage, plus interest and charges, according to the terms of the Note and the Loan Agreement, and any extensions, renewals or modifications thereof. This Mortgage also secures the performance of all covenants, conditions and agreements contained in this Mortgage, and to the extent not prohibited by law costs and expenses of collection or enforcement. Unless otherwise required by law, Mortgagee will satisfy this Mortgage upon request by Mortgagor if the Secured Obligations have been indefeasibly paid and satisfied in full, in immediately available funds, and Mortgagor and its affiliates have otherwise satisfied all of their respective obligations under Section 10 of the Loan Agreement.

4. Taxes. Mortgagor shall pay before they become delinquent all taxes, assessments and other governmental charges which may be levied or assessed against the Property, or against Mortgagee upon this Mortgage or the Note or other debt secured by this Mortgage, or upon Mortgagee’s interest in the Property, and upon request by Mortgagee deliver to Mortgagee receipts showing timely payment.

5. Insurance. Mortgagor shall keep the improvements on the Property insured in such amounts and against direct loss or damage occasioned by fire, extended coverage perils and such other hazards as Mortgagee may require, and shall pay the premiums when due. The policies shall contain the standard mortgagee clause in favor of Mortgagee. Mortgagor shall promptly give notice of loss to insurance companies and Mortgagee. In the event of foreclosure of this Mortgage or other transfer of title to the Property, in extinguishment of the indebtedness secured hereby, all right, title, and interest of Mortgagor in and to any insurance then in force shall pass to the purchaser or grantee.

6. Mortgagor’s Covenants. Mortgagor covenants:

(a) Condition and Repair. To keep the Property in good and tenantable condition and repair, ordinary wear and tear excepted, and to restore or replace damaged or destroyed improvements and fixtures;

(b) Liens. To keep the Property free from liens and encumbrances other than the Permitted Liens;

(c) Prior Mortgages. To perform all of Mortgagor’s obligations and duties under any mortgage or security agreement with a lien which has priority over this Mortgage and any obligation to pay secured by such a mortgage or security agreement, except to the extent such obligation is being contested in good faith by appropriate proceedings;

(d) Waste. Not to commit waste or permit waste to be committed upon the Property;

(e) Conveyance. Not to sell, assign, lease, mortgage, convey or other otherwise transfer any legal or equitable interest in all or part of the Property, or permit the same to occur, except with the prior written consent of Mortgagee, and, without notice to Mortgagor, Mortgagee may deal with any transferee as to his interest in the same manner as with Mortgagor, without in any way discharging the liability of Mortgagor under this Mortgage;

(f) Alteration or Removal. Except in the ordinary course of the Mortgagor’s business, not to remove, demolish or alter any material portion of the Property, without Mortgagee’s prior written consent;

(g) Condemnation. Subject to prior payment in full of the Mortgagor’s obligations to Mortgagee, to pay to Mortgagee all compensation received for the taking of the Property, or any part, by condemnation proceedings (including payments in compromise of condemnation proceedings), and all compensation received as damages for injury to the Property, or any part, unless such compensation is to be used by Mortgagor to restore or rebuild any part of the Property; and

(h) Ordinances; Inspection. To comply with all laws, ordinances and regulations affecting the Property except where the failure to comply would not have a material adverse effect on the Property or the Mortgagor’s operations on the Property and would not be disadvantageous in any material respect to the Mortgagee. Mortgagee and its authorized representatives may enter the Property at reasonable times to inspect it.

7. Authority of Mortgagee to Perform for Mortgagor. If Mortgagor fails to perform any of Mortgagor’s duties set forth in this Mortgage, Mortgagee may, after giving Mortgagor notice and ten (10) days to perform, perform the duties or cause them to be performed, including without limitation signing Mortgagor’s name or paying any amount so required, and the cost shall be due on demand and secured by this Mortgage.

8. Default; Acceleration; Remedies. Upon the occurrence of an Event of Default (as defined in the Loan Agreement), and pursuant to Section 9 of the Loan Agreement, the unpaid principal and interest owed on the Note and any other amount due under the terms of the Loan Agreement, together with all sums paid by Mortgagee as authorized or required under this Mortgage, shall, in Mortgagee’s discretion, be immediately due and payable, and shall be collectible in a suit at law or by foreclosure of this Mortgage by action, or both, or by the exercise of any other remedy available at law or equity.

9. Waiver. Mortgagee may waive any default without waiving any other subsequent or prior default by Mortgagor.

10. Power of Sale. In the event of foreclosure, to the extent permitted by applicable law, Mortgagee may sell the Property at public sale and execute and deliver to the purchasers deeds of conveyance pursuant to statute.

11. Receiver. Upon the commencement or during the pendency of an action to foreclose this Mortgage, or enforce any other remedies of Mortgagee under it, without regard to the adequacy or inadequacy of the Property as security, Mortgagor agrees that the court may appoint a receiver of the Property without bond, and may empower the receiver to take possession of the Property and collect the rents, issues and profits of the Property and exercise such other powers as the court may grant until the confirmation of sale, and may order the rents, issues and profits, when so collected, to be held and applied as the court may direct.

12. Foreclosure Without Deficiency Judgment. Mortgagor agrees to the provisions of §846.103, Wis. Stats., and as the same may be amended or renumbered from time to time, permitting Mortgagee, upon waiving the right to judgment for deficiency, to hold the foreclosure sale of real estate three months after a foreclosure judgment is entered.

13. Expenses. To the extent not prohibited by law, Mortgagor shall pay all reasonable costs and expenses before and after judgment, including without limitation, attorneys’ fees and expenses of obtaining title evidence, incurred by Mortgagee in protecting or enforcing its rights under this Mortgage.

14. Severability. Invalidity or unenforceability of any provision of this Mortgage shall not affect the validity or enforceability of any other provision.

15. Successors and Assigns. This Mortgage benefits Mortgagee, its successors and assigns, and binds Mortgagor and its successors and assigns.

The undersigned acknowledges receipt of an exact copy of this Mortgage.

Signed and Sealed this 20th day of March, 2015.

SKYLINE CORPORATION

By:	/s/ Jon S. Pilarski
Name:	Jon S. Pilarski
Title:	Vice President Finance and Treasurer, Chief Financial Officer

STATE OF WISCONSIN	)
	)	SS
COUNTY OF MILWAUKEE	)

The foregoing instrument was acknowledged before me this 20th day of March, 2015, by Jon S. Pilarski, Vice President Finance Treasurer and CFO of Skyline Corporation, an Indiana corporation, on behalf of the corporation.

/s/ Kristin Roeper
Notary Public
My commission expires: is permanent

Exhibit A

Legal Description

A part of the East One-half (1/2) of the South West One-quarter (1/4) of Section Thirty-five (35), Township Five (5) North, Range Three (3) West of the 4th P.M., County of Grant, State of Wisconsin, described as follows, to-wit: Begin at a point on the west line of the East  1⁄4 of South West  1⁄4 of said Section 35, where the same intersects with the centerline of U.S. Highway 61; thence South 838.43 feet; thence West 600.00 feet; thence North 760.65 feet to said centerline; thence North 82° 23’ East 605.25 feet along said centerline to the place of beginning.

Tax Parcel No. 246-01540-000

Part of the South Half (S  1⁄2) of the Southwest Quarter (SW l/4) of Section Thirty-five (35), Township Five (5) North, Range Three (3) West of the 4th P.M., Grant County, Wisconsin, described as follows: Commencing at the South Quarter corner of Section 35, T5N, R3W of the 4th P.M.; thence North 88° 39’ 31” West 705.52 feet along the South line of the SW  1⁄4 of said Section 35; thence North 00° 59’ 10” East 525.11 feet; thence North 01° 06’ 48” East 267.55 feet; thence North 88° 58’ 12” West 539.73 feet to the point of beginning; thence North 88° 58’ 12” West 80.00 feet; thence North 00° 59’ 17” East 689.67 feet to the Southerly right of way of U.S. Highway 61; thence North 83° 35’ 21” East 80.67 feet along said right of way; thence South 00° 59’ 17” West 700.12 feet to the point of beginning. The above land is part of Lot One (1) of Certified Survey Map No. 263 recorded in Volume 2 of Certified Survey Maps, page 26 on March 11, 1987.

Tax Parcel No. 246-01547-0000

Part of the South Half (S  1⁄2) of the Southwest Quarter (SW  1⁄4) of Section Thirty-five (35), Township Five (5) North, Range Three (3) West of the 4th P.M., Grant County, Wisconsin, described as follows, to-wit: Commencing at the South Quarter corner of said Section 35; thence North 88° 39’ 31” West 705.52 feet along the South line of the SW  1⁄4 of Section 35; thence North 00° 59’ 10” East 525.11 feet; thence North 01° 06’ 48” East 267.55 feet to the point of beginning; thence South 01° 06’ 48” West 267.55 feet; thence South 35° 47’ 48” West 178.47 feet; thence North 88° 39’ 31” West 575.55 feet; thence North 01° 20’ 30” East 278.71 feet; thence South 88° 58’ 12” East 56.56 feet; thence North 00° 59’ 17” East 132.32 feet; thence South 88° 58’ 12” East 619.73 feet to the point of beginning.

Tax Parcel No. 044-00808-0000

Exhibit B

Permitted Liens

1. General and special taxes and assessments and other charges not yet due and payable.

2. Statutory lien claims not delinquent including construction and mechanic’s liens.